Exhibit 21


                           SUBSIDIARIES

     The following is a list of all subsidiaries of the Company.




          Company                           State  of Incorporation

     Trico Marine Assets, Inc.                     Delaware

     Trico Marine Operators, Inc.                  Louisiana

     HOS Marine Partners, Inc.                     Delaware